Harney Westwood & Riegels 1507 The Center 99 Queen’s Road Central Hong Kong Tel: +852 3607 5300 Fax: +852 2815 7676 www.harneys.com
10 August 2009	Your Ref
Our Ref 040272.0001/PL
BY EMAIL	Doc ID 79669_3.DOC

AutoChina International Limited
322 Zhongshan East Road
Shijiazhuang
Hebei
People’s Republic of China

Dear Sirs

AutoChina International Limited
We have acted as special Cayman Islands legal counsel to AutoChina International Limited, an exempted company under the laws of the Cayman Islands (the “Company”) in connection with the Registration Statement on Form F-1 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for resale by the selling shareholders named therein (the “Selling Shareholders”) of up to (i) 11,066,564 shares (the “Shares”) ordinary shares of the Company, par value US$.001 each and (ii) 1,430,000 warrants (the “Warrants”) of the Company; the Shares issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares”.

For the purposes of giving this opinion, we have reviewed:

(i)	the Amended and Restated Memorandum and Articles of Association of the Company, each certified by the Registered Agent or Office of the Company on 10 August 2009;

(ii)	a copy of the Register of Members of the Company certified by the Secretary of the Company on 7 August 2009;

(iii)	a copy of the Register of Warrant holders of the Company certified by the Secretary of the Company on 7 August 2009;

(iv)
the warrant agreement (the “Warrant Agreement”) dated as of 27 February 2009 between the Company and American Stock Transfer & Trust Company, including the form of the Warrant, relating to the Warrants; and

(v)	the Registration Statement,

as to which we express no opinion.

We have not reviewed any other documents.

We have made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set out below.   We have not undertaken or been instructed to undertake any due diligence in relation to this opinion.

Resident Partner: M. Gagie
British Virgin Islands | Cayman Islands | Anguilla | London | Hong Kong

AutoChina International Limited
10 August 2009

In giving this opinion we have relied upon the assumptions set out in the Schedule which we have not verified.  This opinion is confined to the matters expressly opined on herein, and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion.  We have made no investigation of, and express no opinion on, the laws of any other jurisdiction.

This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
Shares:  The Shares are validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

2.	Warrants: The Warrants constitute the valid and binding obligations of the Company in accordance with the terms thereof.

3.
Warrant Shares:  The Warrant Shares, when paid for and issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

Yours faithfully
HARNEY WESTWOOD & RIEGELS

/s/ Harney Westwood & Riegels

AutoChina International Limited
10 August 2009

Schedule
Assumptions

We have assumed:

(a)
the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

(b)	the accuracy and completeness of all factual representations made in the other documents reviewed by us;

(c)	that the Warrant Agreement constitutes the valid and binding obligations of the parties thereto in accordance with the terms thereof;

(d)	the Warrant Shares will be issued for not less than par value;

(e)
at the time the Warrant Shares are issued, no liquidator has been appointed over any of the assets of the Company, the Company is able to pay its debts as they became due, and there are no judgments against the Company, nor any legal or governmental proceedings, nor any petitions to wind up the Company pending in the Grand Court of the Cayman Islands to which the Company is subject;

(f)	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.